UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2022

ONE LIBERTY PROPERTIES, INC.

(Exact name of Registrant as specified in charter)

Maryland	001-09279	13-3147497
(State or other jurisdiction of incorporation)	(Commission file No.)	(IRS Employer I.D. No.)

60 Cutter Mill Road, Suite 303, Great Neck, New York	11021
(Address of principal executive offices)	(Zip code)

516-466-3100

Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbols(s)	Name of each exchange on which registered

Common Stock	OLP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On or about November 8, 2022, we entered into the fourth amendment (the “Amendment”) to the Third Amended and Restated Loan Agreement with, among others, Manufacturers and Traders Trust Company and VNB New York, LLC. The Amendment, among other things:

●	extends the expiration date of the $100 million facility from December 31, 2022 to December 31, 2026;

●	increases the aggregate amount that may be used for renovation and operating expense purposes to the lesser of $40 million and 40% of the borrowing base, and eliminates the cap on the individual categories of such borrowings;

●	increases from 10 to 15 the number of unencumbered properties we are required to maintain and increases the required minimum value of such properties from $75 million to $100 million;

●	decreases from 7.625% to 7.25% the cap rate used in determining the value of the encumbered and unencumbered properties;

●	increases the tangible net worth we are required to maintain from $175 million to an amount greater than the sum of (i) $200 million and (ii) 80% of future equity raises; and

●	changes the base rate used to calculate the interest rate from 30-day LIBOR to 30-day SOFR.

The other terms and conditions of the credit facility as in effect prior to this Amendment, including the requirement that we generally use the net proceeds from the sale or financing of properties to repay amounts outstanding under the facility, principally continue in full force and effect.

We paid the lenders a fee of $666,000 in connection with the Amendment, which fee will be amortized over the remaining term of the facility.

As of November 8, 2022, approximately $13.8 million was outstanding under the facility and approximately $86.2 million was available to be borrowed thereunder, including an aggregate of approximately $40.0 million available for renovation and operating expense purposes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

In reviewing the documents included as an exhibit to this report, please note that it is included to provide information regarding its terms and is not intended to provide any other factual or disclosure information about us or the other parties to such document. The representations and warranties contained in the document have been made solely for the benefit of the other parties to the agreement and:

●	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

●	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable document, which disclosures are not necessarily reflected in the document;

●	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

●	were made only as of the date of the applicable document or such other date or dates as may be specified in the document and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Exhibit No.	Title of Exhibit
10.1	Fourth Amendment to Third Amended and Restated Loan Agreement and other loan documents dated as of November 8, 2022, by and among us, Manufacturers and Traders Trust Company, VNB New York, LLC and the other signatories thereto.
101	Cover Page Interactive Data File - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL. document.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE LIBERTY PROPERTIES, INC.

Date: November 9, 2022	By:	/s/ David W. Kalish
David W. Kalish
Senior Vice President and Chief
Financial Officer

3